Exhibit 10.3

[FORM OF SENIOR SECURED CONVERTIBLE NOTE]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT (II) UNLESS SOLD OR TRANSFERRED TO A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A UNDER THE 1933 ACT OR (III) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.  ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 18(a) HEREOF.  THE HOLDER OF THIS NOTE AGREES TO THE TERMS AND PROVISIONS SET FORTH IN SECTION 4(p) OF THE SECURITIES PURCHASE AGREEMENT REGARDING THE COLLATERAL AGENT (AS DEFINED IN THE SECURITIES PURCHASE AGREEMENT).  THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

MAUI LAND & PINEAPPLE COMPANY, INC.

SENIOR SECURED CONVERTIBLE NOTE

Issuance Date: July 28, 2008	Original Principal Amount: $[•]

FOR VALUE RECEIVED, Maui Land & Pineapple Company, Inc., a Hawaii corporation (the “Company”), hereby promises to pay to                       or registered assigns (“Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below), from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below) or the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).  This Senior Secured Convertible Note (including all Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Secured Convertible Notes issued pursuant to the Securities Purchase Agreement (as defined below) on the Closing Date (collectively, the “Notes” and such other Senior Secured Convertible Notes, the “Other Notes”).  Certain capitalized terms used herein are defined in Section 29.

(1)                                  PAYMENTS OF PRINCIPAL.  On the Maturity Date, (a) the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any, on such Principal and Interest and (b) the Holder shall surrender this Note to the Holder’s counsel for delivery to the Company upon receipt of all payments required under this Note.  The “Maturity Date” shall be July 15, 2013, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event that shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is up to twenty-five (25) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date.  Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any.

(2)                                  INTEREST; INTEREST RATE.  Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months and shall be payable in arrears on each January 15, April 15, July 15 and October 15 of each year (each, an “Interest Date”) with the first Interest Date being October 15, 2008.  Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date, in cash.  Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount in accordance with Section 3(b)(i).  From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to thirteen percent (13.0%) per annum.  In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(3)                                  CONVERSION OF NOTES.  This Note shall be convertible into shares of the Company’s common stock, no par value per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

(a)                                  Conversion Right.  Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below).  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock to the Holder upon conversion of any Conversion Amount.

(b)                                 Conversion Rate.  The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i)                                     “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal, and (C) accrued and unpaid Late Charges with respect to such Principal and Interest.

(ii)                                  “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, $33.50, subject to adjustment as provided herein.

(c)                                  Mechanics of Conversion.

(i)                                     Optional Conversion.  To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company, (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction), and (C) pay any transfer taxes or other applicable taxes or duties, if any, required in connection with the issuance of shares of Common Stock in the name of someone other than the Holder.  On or before the second (2nd) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation (the “Conversion Confirmation”) of receipt of such Conversion Notice to the Holder and the Transfer Agent.  On or before the third (3rd ) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal not converted.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii)                                  Company’s Failure to Timely Convert.  If the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC, as applicable, for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is three (3) Trading Days after the Conversion Date (a “Conversion Failure”), then the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice.  In addition to the foregoing, if within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Conversion Amount, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”) or on any date of the Company’s obligation to deliver shares of Common Stock as contemplated pursuant to clause (B) below, then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (A) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to issue and deliver such certificate or to credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such Holder’s conversion of any Conversion Amount shall terminate, or (B) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (1) such number of shares of Common Stock, times (2) the Closing Bid Price on the Conversion Date.

(iii)                               Registration; Book-Entry.  The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”).  The entries in the Register shall be conclusive and binding for all purposes absent manifest error.  The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest hereunder, notwithstanding notice to the contrary.  A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register.  Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 18.  Notwithstanding anything to the contrary set forth herein, upon conversion or redemption of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or redeemed or (B) the Holder has provided the Company with prior written notice (which notice may be included in a

Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note.  The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges, if any, converted and redeemed and the dates of such conversions and redemptions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion or redemption.

(iv)                              Pro Rata Conversion; Disputes.  In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date.  In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 23.

(v)                                 The Holder, as such, is not entitled to any rights of a holder of Common Stock until the Holder has converted this Note into Common Stock, and only to the extent this Note is deemed to have been converted into Common Stock pursuant to this Section 3.

(vi)                              This Note shall be deemed to have been converted immediately prior to the close of business on the Conversion Date, and at such time the rights of the Holder of this Note as the Holder hereof shall cease (unless the Company defaults on its obligations in connection with any such conversion) with respect to the portion of this Note converted on such Conversion Date, and the Person or Persons entitled to receive the shares of Common Stock issuable upon conversion shall be deemed to be a stockholder of record on the Conversion Date.

(d)                                 Limitations on Conversions.

(i)                                     Beneficial Ownership.  The Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion (including any Make-Whole Premium), the Holder (together with the Holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”).  For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-K, Form 10-Q, Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Notes.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d)(i) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(ii)                                  Principal Market Regulation.  The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note (including Make-Whole Premium Shares, if any) if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion of the Notes without breaching the Company’s obligations under the rules or regulations of any applicable Eligible Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of such Eligible Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders.  Until such approval or written opinion is obtained, no purchaser of the Notes pursuant to the Securities Purchase Agreement (each, a “Purchaser” and collectively the “Purchasers”) shall be issued in the aggregate, upon conversion or otherwise of Notes, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to any Purchaser pursuant to the Securities Purchase Agreement on the Closing Date and the denominator of which is the aggregate principal amount of all Notes issued to all of the Purchasers pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each Purchaser, the “Exchange Cap Allocation”).  In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee.  In the event that any holder of Notes shall convert all of such holder’s Notes into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such holder.

(e)                                  Mandatory Conversion.

(i)                                     General.  If at any time from and after the two (2) year anniversary of the Issuance Date (the “Mandatory Conversion Eligibility Date”), (A) the arithmetic average of the Weighted Average Price of the Common Stock for any twenty (20) Trading Days in any thirty (30) consecutive Trading Day period occurring following the Mandatory Conversion Eligibility Date (the “Mandatory Conversion Measuring Period”) exceeds 175% of the then applicable Conversion Price and (B) there is no Equity Conditions Failure on each day during the period commencing on the Mandatory Conversion Notice Date and ending on the Mandatory Conversion Date (each, as defined below), the Company shall have the right to require the Holder to convert all or any portion of the Conversion Amount then remaining under this Note, in each case as designated in the Mandatory Conversion Notice (as defined below) into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 3(c) hereof at the Conversion Rate as of the Mandatory Conversion Date (a “Mandatory Conversion”).  The Company may exercise its right to require conversion under this Section 3(e) by delivering within not more than three (3) Trading Days following the end of such Mandatory Conversion Measuring Period a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes and the Transfer Agent (the “Mandatory Conversion Notice” and the date all of the holders received such notice by facsimile is referred to as the “Mandatory Conversion Notice Date”).  The Mandatory Conversion Notice shall be irrevocable.  The Mandatory Conversion Notice shall (x) state (I) the Trading Day selected for the Mandatory Conversion, which Trading Day shall be no sooner than ten (10) Trading Days nor later than sixty (60) Trading Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (II) the aggregate Conversion Amount of the Notes subject to Mandatory Conversion from the Holder and all of the holders of the Notes pursuant to this Section 3(e) (and analogous provisions under the Other Notes), (III) the number of shares of Common Stock to be issued to the Holder on the Mandatory Conversion Date and (y) certify that there has been no Equity Conditions Failure.

(ii)                                  Pro Rata Conversion Requirement.  If the Company elects to cause a conversion of any Conversion Amount of this Note pursuant to Section 3(e)(i), then it must simultaneously take the same action in the same proportion with respect to the Other Notes.  If the Company elects a Mandatory Conversion of this Note pursuant to Section 3(e)(i) (or similar provisions under the Other Notes) with respect to less than all of the Conversion Amounts of the Notes then outstanding, then the Company shall require conversion of a Conversion Amount from each of the holders of the Notes equal to the product of (1) the aggregate Conversion Amount of Notes which the Company has elected to cause to be converted pursuant to Section 3(e)(i), multiplied by (2) the fraction, the numerator of which is the sum of the aggregate Original Principal Amount of the Notes purchased by such holder of outstanding Notes and the denominator of which is the sum of the aggregate Original Principal Amount of the Notes purchased by all holders holding outstanding Notes (such fraction with respect to each holder is referred to as its “Conversion Allocation Percentage,” and such amount with respect to each holder is referred to as its “Pro Rata Conversion Amount”); provided, however, that in the event that any holder’s Pro Rata Conversion Amount exceeds the outstanding Principal amount of such holder’s Note, then such excess Pro Rata Conversion Amount shall be allocated amongst the remaining holders of Notes in accordance with the foregoing formula.  In the event that the initial holder of any Notes shall sell or otherwise transfer any of such holder’s Notes, the transferee shall be allocated a pro rata portion of such holder’s Conversion Allocation Percentage and the Pro Rata Conversion Amount.

(f)                                    Private Company Change of Control.  If at any time the Holder converts this Note after a Change of Control, unless (i) at least 90% of the consideration, excluding cash payments for fractional shares, in such Change of Control consists of shares of capital stock of the Successor Entity that are listed on, or immediately after the transaction or event will be listed on, an Eligible Exchange and as a result of such transaction or transactions the Notes become convertible into or exchangeable or exercisable for such capital stock of the Successor Entity and the Successor Entity has assumed the obligations under this Note pursuant to Section 5(a) hereof or (ii) the Company continues to be the Successor Entity and the Common Stock continues to be listed on an Eligible Exchange, then the Company shall pay to the Holder in cash, in lieu of Conversion Shares, in an amount equal to the product of (x) the applicable number of Conversion Shares and (y) the consideration that the holders of shares of Common Stock in connection with the consummation of such Change of Control received for each share of Common Stock.

(4)                                  RIGHTS UPON EVENT OF DEFAULT.

(a)                                  Event of Default.  Each of the following events shall constitute an “Event of Default”:

(i)                                     the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder’s Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of seven (7) consecutive days or for more than an aggregate of twenty-five (25) days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(ii)                                  the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

(iii)                               the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock or Make-Whole Premium Shares within fifteen (15) Business Days after the applicable Conversion Date or Change of Control Settlement Date, as the case may be, or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes;

(iv)                              at any time following the tenth (10th) consecutive Business Day that the Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 3(d) or otherwise);

(v)                                 the Company’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure continues for a period of at least five (5) Business Days;

(vi)                              (A) the Company or any Subsidiary Guarantor (as defined below) or any Significant Subsidiary shall fail to pay any principal of or interest or premium on any of its Indebtedness secured by the Collateral (excluding Indebtedness evidenced by this Note or the Other Notes), to the extent that the aggregate principal amount of all such Indebtedness exceeds $250,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (B) any other default under any agreement or instrument relating to any such Indebtedness, or any other Indebtedness by the Company or any of its Subsidiaries for borrowed money in excess of an aggregate principal amount of $500,000, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of any such Indebtedness or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(vii)                           the Company or any of its Subsidiaries party to a Guarantee (as defined in the Securities Purchase Agreement) (such Subsidiary, a “Subsidiary Guarantor”) or any Subsidiary constituting a “ significant subsidiary” under Rule 1-02 of Regulation S-X (such Subsidiary, a “Significant Subsidiary”), pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(viii)                        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries  in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(ix)                                a final judgment or judgments for the payment of money aggregating in excess of (A) $100,000 are rendered against the Company or any of the Subsidiary Guarantors or Significant Subsidiaries or (B) $50,000 are rendered against any of the officers or directors of the Company or any of the Subsidiary Guarantors or Significant Subsidiaries, and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the amounts set forth above so long as the Company receives the proceeds of such insurance or indemnity within sixty (60) days of the issuance of such judgment;

(x)                                   the Company breaches any material warranty, covenant or other term or condition of any Transaction Document (other than those specified elsewhere in this Section 4(a)), except, in the case of a breach of a covenant or other term or condition of any Transaction Document which is curable, only if such breach continues for a period of at least twenty (20) days;

(xi)                                if any of the Transaction Documents shall be cancelled, terminated, revoked or rescinded, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the holders of the Notes, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Transaction Documents or contest the Collateral Agent’s security interests and liens in any portion of the Collateral or the priority of the Collateral Agent’s security interests and liens in any portion of the Collateral contemplated by the Security Documents, shall be commenced by or on behalf of the Company or any of its Subsidiaries party thereto, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Transaction Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(xii)                             any breach or failure in any respect to comply with the covenants contained in Section 4(s) of the Securities Purchase Agreement;

(xiii)                          any breach or failure in any respect to comply with Section 14 of this Note, which breach or failure, in the case of Sections 14(h), (i) and (j) of this Note, continues for a period of at least twenty (20) days;

(xiv)                         the Company or any Subsidiary Guarantor shall fail to perform or comply with (i) any material covenant or agreement contained in any Security Agreement to which it is a party (other than the Collateral Account Agreement) or (ii) any covenant or agreement contained in the Collateral Account Agreement, which failure to perform or comply, as the case may be, continues for a period of at least twenty (20) days;

(xv)                            any provision of any Security Document (as determined by the Collateral Agent) shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company or any Subsidiary intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Security Document;

(xvi)                         any Security Agreement or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the holders of the Notes on any Collateral (as defined in the Security Documents) purported to be covered thereby;

(xvii)                      any bank at which any Collateral Account is maintained shall fail to comply with any material term contained in the Collateral Account Agreement;

(xviii)                   any damage to, or loss, theft or destruction of, any Collateral, whether or not insured, if any such damage, or loss, theft or destruction could reasonably be expected to have a Material Adverse Effect (as defined in the Securities Purchase Agreement); or

(xix)                           any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

(b)                                 Redemption Right.  Upon the occurrence of an Event of Default, the Company shall within one (1) Business Day after the Company is aware of (or should have been aware of) such occurrence, deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder.  At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem (the “Event of Default Redemption”).  Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company in cash at a price (the “Event of Default Redemption Price”) equal to the greater of (i) the product of (A) the Conversion Amount to be redeemed and (B) the Redemption Premium and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the product of (1) the Redemption Premium and (2) the greatest Closing Sale Price of the Common Stock during the period beginning on the date immediately preceding such Event of Default and ending on the date the Holder delivers the Event of Default Redemption Notice.  Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12.  To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any redemption premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(5)                                  RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a)                                  Assumption.  The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts then outstanding and the interest rates of the Notes held by such holder, having similar conversion rights and having similar ranking to the Notes.  Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein.  Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Notes prior to such Fundamental Transaction, such shares of the common stock (or their equivalent) of the Successor Entity (including its Parent Entity), as adjusted in accordance with the provisions of this Note.  The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Note.

(b)                                 Redemption Right.  No sooner than fifteen (15) Trading Days nor later than ten (10) Trading Days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”).  At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending twenty (20) Trading Days after the date of the consummation of such Change of Control (the “Change of Control Conversion/Redemption Period”), the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to require the Company to redeem.  The portion of this Note subject to redemption pursuant to this Section 5(b) shall be redeemed by the Company in cash at a price (the “Change of Control Redemption Price”) equal to 100% of the Conversion Amount being redeemed.  Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 9 and shall have priority to payments to stockholders in connection with a Change of Control.  To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(c) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.  The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 5(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any Change of Control redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(c)                                  Make-Whole Premium.  Immediately prior to the consummation of the Change of Control, the Company shall pay the applicable Make-Whole Premium to the holders of the Notes who effect a conversion at any time during the Change of Control Conversion/Redemption Period unless (i) at least 90% of the consideration, excluding cash payments for fractional shares, in such Change of Control consists of shares of capital stock of the Successor Entity that are listed on, or immediately after the transaction or event will be listed on, an Eligible Exchange and as a result of such transaction or transactions the Notes become convertible into or exchangeable or exercisable for such capital stock of the Successor Entity and the Successor Entity has assumed the obligations under this Note pursuant to Section 5(a) hereof or (ii) the Company continues to be the Successor Entity and the Common Stock continues to be listed on an Eligible Exchange.  For any Conversion Notice delivered during the Change of Control Conversion/Redemption Period, (i) the Make-Whole Premium (in Make-Whole Premium Shares and/or cash, as applicable) shall be paid to the Holder immediately prior to the Effective Date if such Conversion Notice is delivered prior to such Effective Date and (ii) the Make-Whole Premium shall be paid to the Holder in cash on the third (3rd) Trading Day following the date of such Conversion Notice if the Conversion Notice is delivered on or after such Effective Date (each a “Change of Control Settlement Date”).

(i)                                     (A)  The Make-Whole Premium shall equal an additional number of shares of Common Stock calculated in accordance with this Section 5(c) (the “Make-Whole Premium Shares”, which Make-Whole Premium Shares for purposes of the Transaction Documents, shall be considered Conversion Shares and shall be included within the definition of “Conversion Shares”).  The Make-Whole Premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to the Holder upon conversion as described in this Note.

(B)                                The “Make-Whole Premium” shall be equal to the Conversion Amount of the Notes to be converted divided by $1,000 and multiplied by the applicable number of shares of Common Stock determined by reference to the table below (the “Make-Whole Premium Table”) and is based on the Effective Date and the Stock Price.

Make-Whole Premium

Stock Price	7/31/2008	1/15/2009	7/15/2009	1/15/2010	7/15/2010	1/15/2011	7/15/2011	1/15/2012	7/15/2012	1/15/2013	7/15/2013
27.00	7.186	7.186	7.186	7.186	7.186	7.186	7.186	7.186	7.186	7.186	7.186
29.70	5.853	5.853	5.853	5.853	5.833	5.805	5.684	5.518	5.172	4.550	3.819
32.40	4.714	4.706	4.673	4.653	4.595	4.518	4.346	4.113	3.674	2.884	1.013
35.10	3.853	3.822	3.764	3.711	3.632	3.529	3.333	3.075	2.608	1.783	0.000
37.80	3.163	3.117	3.040	2.962	2.869	2.755	2.554	2.301	1.848	1.081	0.000
40.50	2.604	2.548	2.459	2.359	2.254	2.139	1.946	1.717	1.304	0.645	0.000
43.20	2.147	2.086	1.988	1.869	1.750	1.640	1.462	1.269	0.909	0.379	0.000
45.90	1.770	1.707	1.605	1.470	1.331	1.229	1.070	0.919	0.619	0.216	0.000
48.60	1.457	1.394	1.291	1.144	0.977	0.886	0.749	0.642	0.402	0.112	0.000
51.30	1.197	1.136	1.035	0.880	0.677	0.598	0.484	0.420	0.240	0.046	0.000
54.00	0.979	0.921	0.824	0.667	0.424	0.358	0.268	0.244	0.118	0.007	0.000
56.70	0.797	0.743	0.651	0.497	0.214	0.169	0.098	0.134	0.068	0.000	0.000
59.40	0.643	0.594	0.509	0.362	0.037	0.000	0.000	0.000	0.000	0.000	0.000
62.10	0.514	0.470	0.392	0.257	0.000	0.000	0.000	0.000	0.000	0.000	0.000
64.80	0.406	0.367	0.297	0.177	0.000	0.000	0.000	0.000	0.000	0.000	0.000
67.50	0.315	0.282	0.220	0.115	0.000	0.000	0.000	0.000	0.000	0.000	0.000
70.20	0.240	0.211	0.157	0.069	0.000	0.000	0.000	0.000	0.000	0.000	0.000
72.90	0.177	0.153	0.106	0.034	0.000	0.000	0.000	0.000	0.000	0.000	0.000
75.60	0.125	0.105	0.066	0.011	0.000	0.000	0.000	0.000	0.000	0.000	0.000
78.30	0.083	0.067	0.034	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
81.00	0.050	0.036	0.011	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

(C)                                The exact Stock Price and Effective Date may not be set forth on the Make-Whole Premium Table, in which case, if the Stock Price is between two Stock Prices on the Make-Whole Premium Table or the Effective Date is between two Effective Dates on the Make-Whole Premium Table, the Make-Whole Premium shall be determined by straight-line interpolation between Make-Whole Premium amounts set forth for the higher and lower Stock Prices and the two Effective Dates, as applicable, based on a 365-day year (or a 366-day year if the Effective Date occurs in a leap year).  The Stock Prices set forth in the column headers are subject to adjustment pursuant to Section 5(c)(iii).

(1)                            If the Stock Price is less than to $27.00 (subject to adjustment pursuant to Section 5(c)(iii), the “Stock Price Threshold”), the Make-Whole Premium shall be equal to zero shares of Common Stock.

(2)                            If the Stock Price is greater than $81.00 (subject to adjustment pursuant to Section 5(c)(iii), the “Stock Price Cap”), the Make-Whole Premium shall be equal to zero shares of Common Stock.

(3)                            “Stock Price” means the price paid per share of Common Stock in the transaction constituting the Change of Control, determined as follows:  (i) if holders of Common Stock receive only cash in the transaction constituting the Change of Control, the Stock Price shall equal the cash amount paid per share of Common Stock; and (ii) in all other cases, the Stock Price shall equal the arithmetic average of the Closing Sale Price of a share of Common Stock over the five (5) Trading Day period ending on the Trading Day immediately preceding the Effective Date; and “Effective Date” means the date that a Change of Control becomes effective.

(ii)                                  The Company shall pay the Make-Whole Premium solely in shares of Common Stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which all or substantially all of the shares of Common Stock have been converted or exchanged in connection with the Change of Control.  If holders of the Common Stock receive or have the right to receive more than one form of consideration in connection with such Change of Control, then, for purposes of the foregoing, the forms of consideration in which the Make-Whole Premium shall be paid shall be in proportion to the different forms of consideration paid to holders of Common Stock in connection with such Change of Control.

(iii)                               Whenever the Conversion Price shall be adjusted from time to time by the Company pursuant to Section 7, the Stock Price Threshold and the Stock Price Cap shall be adjusted and each of the Stock Prices set forth in the Make-Whole Premium Table shall be adjusted.  The adjusted Stock Price Threshold, Stock Price Cap and Stock Prices set forth in the Make-Whole Premium Table shall equal the Stock Price Threshold, the Stock Price Cap and such Stock Prices, as the case may be, immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Price as so adjusted and the denominator of which is the Conversion Price immediately prior to the adjustment giving rise to such adjustment.  Each of the share amounts set forth in the body of the Make-Whole Premium Table shall also be adjusted in the same manner and at the same time.

(iv)                              Notwithstanding the foregoing, if the Change of Control Notice is received prior to the Effective Date and the Make-Whole Premium Shares required to be delivered hereunder would result in either the Holder beneficially owning (A) in excess of such Holder’s FIRPTA Cap immediately after giving effect to such Make-Whole Premium Shares on an as converted basis (without regard for any limitations of conversion set forth in the Notes) or (B) the Exchange Cap Allocation , then in lieu of the Make-Whole Premium Shares required under this Section 5, the number of Make-Whole Premium Conversion Shares will be reduced to a number of shares of Common Stock equal to the difference between the aggregate number of shares of Common Stock issuable in connection with the Change of Control and the Holder’s FIRPTA Cap or the Exchange Cap Allocation, as applicable, and the Company shall pay the Holder no later than five (5) Business Days following the Conversion Date an amount in cash equal to the product of (x) the Closing Bid Price of the Common Stock on such Conversion Date and (y) the number of shares of Common Stock in excess of the Holder’s FIRPTA Cap or Exchange Cap Allocation, as applicable, that would have otherwise been issuable without regard to such limitation and any other limitations on conversion set forth in such Note.

(v)                                 Notwithstanding the foregoing, if the Change of Control Notice is received on or after the Effective Date, then in lieu of the Make-Whole Premium Shares required under this Section 5, the Company shall pay the Holder no later than three (3) Business Days following the Conversion Date an amount in cash equal to the product of (x) the applicable number of Make-Whole Premium Shares and (y) the consideration that the holders of shares of Common Stock in connection with the consummation of such Change of Control received for each share of Common Stock.

(6)                                  RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)                                  Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b)                                 Other Corporate Events.  In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate.  Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders.  The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(7)                                  RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a)                                  Adjustment of Conversion Price upon Issuance of Common Stock.  If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Securities) for a consideration per share less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Conversion Price then in effect shall be reduced to an amount equal to the product of (x) the Applicable Price and (y) the quotient determined by dividing (A) the sum of (I) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Issuance and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (B) the product derived by multiplying (I) the Applicable Price in effect immediately prior to such Dilutive Issuance by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance.  For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

(i)                                     Issuance of Options.  If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii)                                  Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 7(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)                               Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease.  No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv)                              Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a value determined by use of the Black Scholes Option Pricing Model (the “Option Value”) and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Company, less (II) the Option Value.  If any Common Stock, Options or

Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor.  If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt.  If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders.  The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(b)                                 Record Date.  If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(c)                                  Voluntary Adjustment By Company. The Company may at any time during the term of this Note reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(d)                                 Automatic Adjustment.  On the eighteen (18) month anniversary of the Issuance Date (the “Adjustment Date”), if 115% of the Closing Bid Price as of the applicable Adjustment Date is less than the existing Conversion Price, the then current Conversion Price hereunder shall be reset to 115% of the Closing Bid Price as of such Adjustment Date; provided, however, that in no event shall the adjusted Conversion Price be higher than the then existing Conversion Price; and provided further, however, that in no event shall the adjusted Conversion Price be lower than $30.00 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction after the Subscription Date).

(e)                                  Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(f)                                    Other Events.  If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(g)                                 Cash Payment.  Notwithstanding the foregoing, if an adjustment is required under this Section 7 that, after giving effect to such adjustment, would result in either  the Holder beneficially owning in excess of (i) the Holder’s FIRPTA Cap on an as converted basis (without regard for any limitations of conversion set forth in the Notes) or (ii) the Exchange Cap Allocation, then in lieu of the full adjustment required under this Section 7, the Conversion Price shall be reduced to such Conversion Price that would result in such Note being convertible into such number of shares of Common Stock equal to the Holder’s FIRPTA Cap or the Exchange Cap Allocation, as applicable, (without regard to any limitations on conversion set forth in this Note) and the Company shall pay the Holder an amount in cash no later than five (5) Business Days following the Conversion Date in an amount equal to the product of (x) the Closing Bid Price on such Conversion Date and (y) the number of shares of Common Stock in excess of the Holder’s FIRPTA Cap or Exchange Cap Allocation, as applicable, that would have otherwise been issuable without regard to such limitation and any other limitations on conversion set forth in such Note.

(8)                                  SECURITY.  This Note and the Other Notes are secured to the extent and in the manner set forth in the Security Documents (as defined in the Securities Purchase Agreement).

(9)                                  NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note in accordance with the terms hereof.

(10)                            RESERVATION OF AUTHORIZED SHARES.

(a)                                  Reservation.  The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 120% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date.  So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 120% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”).  The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the Closing (as defined in the Securities Purchase Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”).  In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation.  Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b)                                 Insufficient Authorized Shares.  If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy-five (75) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(11)                            HOLDER REDEMPTION RIGHT.

(a)                                  Holder’s Right of Optional Redemption.  On the three (3) year anniversary of the Issuance Date (the “Redemption Trigger Date”), the Holder shall have the right (a “Holder Optional Redemption”), in its sole discretion, to require that the Company redeem all or any portion of the Conversion Amount of this Note (the “Holder Redemption Amount”) by delivering written notice thereof to the Company on or prior to the later of (i) the Redemption Trigger Date and (ii) the tenth (10th) Business Day following the Redemption Trigger Notice Date (as defined below) (such notice, a “Holder Optional Redemption Notice” and the date the Holder delivers such notice, the “Holder Optional Redemption Notice Date).  The Company shall deliver a written notice to each holder of Notes (the “Redemption Trigger Notice” and the date all holders receive the Redemption Trigger Notice, the “Redemption Trigger Notice Date”) no sooner than twenty (20) Business Days prior to the Redemption Trigger Date and no later than ten (10) Business Days prior to the Redemption Trigger Date to each of the holders of the Notes notifying the holders of the Redemption Trigger Date and the holders’ rights under this Section 11.  The Company shall redeem any Holder Redemption Amounts within five (5) Business Days of the Holder Optional Redemption Notice Date (the “Holder Optional Redemption Date”) in cash at a price equal to 100% of the applicable Holder Redemption Amount (the “Holder Optional Redemption Price”).  Redemptions made pursuant to this Section 11 shall be made in accordance with Section 12.  No later than one (1) Trading Day following any Holder Optional Redemption Date, the Company shall file a Current Report on Form 8-K describing the terms of the applicable Holder Optional Redemption.

(b)                                 Redemption Under the Letter of Credit.  If at any time a Holder has drawn down on its Letter of Credit pursuant to Section 14(k) of this Note and has received the amount drawn down from the Letter of Credit Bank (the “Draw Down Amount”), then on the third (3rd) Business Day following the receipt of such amount, such amount will be applied to reduce such Holder’s Principal Amount in an amount equal to the Draw Down Amount.

(c)                                  Redemptions Generally.  Any redemptions made pursuant to this Section 11 shall be made in accordance with Section 12.  To the extent redemptions required by this Section 11 are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 11, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any redemption premium due under this Section 11 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(12)                            REDEMPTIONS.

(a)                                  Mechanics.  The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice (the “Event of Default Redemption Date”).  If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise.  The Company shall deliver the applicable Holder Optional Redemption Price on the applicable Holder Optional Redemption Date.  In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal which has not been redeemed.  In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid.  Upon the Company’s receipt of such notice, (x) the

Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return or reinstate this Note, or issue a new Note (in accordance with Section 18(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the applicable Redemption Notice is delivered to the Company and ending on and including the date on which the applicable Redemption Notice is voided.  The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b)                                 Redemption by Other Holders.  Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b), Section 5(b) or Section 11(a) (each, an “Other Redemption Notice”), the Company shall immediately, but no later than two (2) Business Days of its receipt thereof, forward to the Holder by facsimile a copy of such notice.  If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(13)                            VOTING RIGHTS.  The Holder shall have no voting rights as the holder of this Note, except as required by law, including, but not limited to, the Hawaii Business Corporation Act and as expressly provided in this Note.

(14)                            COVENANTS.  So long as this Note is outstanding:

(a)                                  Rank.                  All payments due under this Note (i) shall rank pari passu with all Other Notes and Permitted Secured Indebtedness and (ii) shall be senior to all other Indebtedness of the Company and its Subsidiaries secured by the Collateral.

(b)                                 Existence of Liens.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any Collateral owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(c)                                  Restricted Payments.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than Permitted Secured Indebtedness, this Note and the Other Notes), whether by way of payment in respect of principal of (or premium, if any) or interest on such Indebtedness, if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(d)                                 Restriction on Redemption and Cash Dividends.  Without the prior express written consent of the Required Holders, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock until the earlier of (i) all of the Notes having been converted, redeemed or otherwise satisfied in accordance with their terms and (ii) the Collateral Agent has released all Liens pursuant to Section 14(k) hereof.

(e)                                  Creation of New Collateral Subsidiaries.  So long as the obligations of the Company under this Note are outstanding, if the Company shall create or acquire any Subsidiary that holds or will hold any Collateral (such Subsidiary, the “Collateral Subsidiary”), simultaneous with the creation or acquisition of such Subsidiary, the Company shall (i) promptly cause such Collateral Subsidiary to become a guarantor by executing a guaranty in favor of the Holder in form and substance reasonably acceptable to the Company, the Collateral Subsidiary and the Holder, (ii) promptly cause such Collateral Subsidiary to become a grantor under the Security Agreement by executing a joinder to the Security Agreement in form and substance reasonably acceptable to the Company, the Collateral Subsidiary and the Holder, (iii) promptly cause such Subsidiary to duly execute and/or deliver such opinions of counsel and other documents, in form and substance reasonable acceptable to the Holder, as the Holder shall reasonably request with respect thereto.

(f)                                    Change in Collateral; Collateral Records.  The Company shall (i)  give the Collateral Agent (as defined in the Securities Purchase Agreement) not less than thirty (30) days’ prior written notice of any change in the location of any Collateral (as defined in the Security Documents (as defined in the Securities Purchase Agreement)), other than to locations set forth on Schedule 14(h) hereto and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Holder and holders of the Other Notes from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.  If at any time the Company sells, leases, transfers, conveys or otherwise disposes any of the Collateral (other than dispositions in the ordinary course of business of obsolete equipment), the Company shall provide written notice to the Holder of such disposition and details thereof no later than three (3) Business Days following such disposition.

(g)                                 Transactions with Affiliates.  The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof.

(h)                                 Preservation of Existence, Etc.  The Company shall maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(i)                                     Maintenance of Properties, Etc.  Other than with respect to agricultural land and conservation land, the Company shall maintain and preserve, and cause each Subsidiary Guarantor and each Significant Subsidiary to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(j)                                     Maintenance of Insurance.  The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent.  All policies covering the Collateral shall be endorsed with a standard non-contributory “mortgagee” or “secured party” clause in favor of the Collateral Agent and are to contain such other provisions as the Collateral Agent may reasonably require to the extent obtainable from the Company’s insurer to fully protect the interest of the Holder and the holder of the Other Notes in the Collateral and to any payments to be made under such policies.  All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with a lender’s loss payable and an additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time in the case of all policies covering the Collateral, and shall provide for not less than 30 days’ prior written notice to the Collateral Agent of the exercise of any right of cancellation.  If the Company or any of its Subsidiaries fails to maintain such insurance or the amount, adequacy or scope of such coverage is not reasonably satisfactory to the Collateral Agent, the Collateral Agent may arrange for such insurance, but at the Company’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Holder and the holders of the Other Notes, the Company and its

Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(k)                                  Collateral Account; Letters of Credit.

(i)                                     No later than five (5) Business Days following the Issuance Date, the Company shall have opened a blocked account (the “Collateral Account”), with a commercial banking institution reasonably satisfactory for the Collateral Account that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000 (the “Collateral Account Bank”) and shall have entered into a blocked account agreement (the “Collateral Account Agreement”) in form and substance reasonably satisfactory to the Collateral Agent no later than thirty (30) days following the Issuance Date.

(ii)                                  (A)  Until the occurrence of a Defeasance Event, if at any time any assets described in column (1)(A) of Schedule I hereto (the “Real Property Collateral”) shall be sold, leased, transferred, conveyed or otherwise disposed of (such action, an “Asset Sale”), then the Company or such Subsidiary Guarantor shall deposit contemporaneously with such Asset Sale as a condition to the release of any Lien or mortgage required in such Asset Sale, an amount in cash (the “Asset Sale Deposit Amount”) equal to the gross proceeds received from such Asset Sale multiplied by the percentage set forth opposite the description of such Real Property Collateral in column (2) of Schedule I hereto (such percentage, the “Real Property Collateral Percentage”) into the Collateral Account or, if the Collateral Account has not been created, set aside in trust for the benefit of the holders of the Notes to be deposited into the Collateral Account once created.

(B)                                Until the occurrence of a Defeasance Event, if at any time there is an Asset Sale, a dividend, distribution, incurrence of Indebtedness or other realization of proceeds from any assets described in column (1)(B) of Schedule I hereto (the “Operating Collateral” and together with the Real Property Collateral, the “Collateral”), then the Company or such Subsidiary Guarantor shall, pursuant to a written instruction delivered to such Operating Collateral, cause the Operating Collateral to deposit an amount in cash (the “Operating Income Deposit Amount” and together with the Asset Sale Deposit Amount, the “Proceeds Deposit Amount”) equal to the gross proceeds distributed multiplied by the percentage set forth opposite the description of such Operating Collateral in column (2) of Schedule I hereto (such percentage, the “Operating Collateral Percentage” and together with the Real Property Collateral Percentage, the “Collateral Percentage”) into the Collateral Account or, if the Collateral Account has not been created, set aside in trust for the benefit of the holders of the Notes to be deposited into the Collateral Account once created.

(iii)                               If at any time the aggregate cash balance of the Collateral Account (the “Collateral Account Balance”) equals or exceeds $1,000,000 (a “Letter of Credit Event Date”), the Company shall, as soon as practicable, but no later than thirty (30) days after the Letter of Credit Event Date, deliver to each of the holders of the Notes irrevocable transferable letters of credit (each a “Letter of Credit”, and together the “Letters of Credit”) issued in favor of each of the holders of Notes, in the amount of such Holder’s Holder Pro Rata Amount of the aggregate Collateral Account Balance on the Letter of Credit Event Date (each a “Holder Letter of Credit Amount”, and collectively, the “Letter of Credit Amount”) by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000 (the “Letter of Credit Bank”) and in form and substance acceptable to the Required Holders.  Each Letter of Credit, including any renewals, extensions or replacements referred to below, shall expire not earlier than 91 days after the Maturity of the Notes (the “LC Expiration Date”), unless the applicable Letter of Credit shall have been reduced to zero in accordance with the terms contained in this Section 14(k) prior to such date.  The Company shall be entitled to transfer the cash deposited into the Collateral Account to the Letter of Credit Bank as security for the Letters of Credit.  The Company shall deliver subsequent Letters of Credit to each of the holders of the Notes pursuant to this Section 14(k)(iii) for every subsequent $1,000,000 deposited into the Collateral Account pursuant to Section 14(k)(ii) (each such subsequent event, also a “Letter of Credit Event Date”).

(iv)                              Upon the occurrence of an Event of Default Redemption with respect to this Note, on the Event of Default Redemption Date, the Holder shall be entitled to draw under such Holder’s Letter of Credit, including any renewals, extensions or replacements referred to below, an amount equal to the lesser of (A) the Holder Letter of Credit Amount and (B) such amount then due and payable under such Holder’s Note.  Upon any other payment becoming due and payable under the Notes, the Holder to which such payment is due may issue joint written instructions with the Company to the Letter of Credit Bank, entitling such Holder to draw under such Holder’s Letter of Credit, including any renewals, extensions or replacements referred to below, an amount equal to the payment due or any portion thereof.  In addition to the foregoing, the Holder shall also be able to draw on the Collateral Account pursuant to the terms of the Collateral Account Agreement.

(v)                                 The Company shall obtain such renewals, extensions or replacements of the Letters of Credit as necessary to ensure that the Letters of Credit shall not expire prior to the LC Expiration Date (unless the Letters of Credit shall have been reduced to zero in accordance with the terms contained in this Section 14(k) prior to such date).  If, at any time, the Company cannot obtain a renewal, extension or replacement of the Letters of Credit such that the Letters of Credit will expire prior to the LC Expiration Date (a “Withdrawal Event”), the Company and the Letter of Credit Bank shall each give the Holders written notice of the occurrence of a Withdrawal Event at least forty-five (45) days prior to the then current expiration date of the Letter of Credit.  Following a Withdrawal Event, each Holder shall be entitled to draw down its Holder Letter of Credit Amount in its entirety (whether or not an Event of Default shall have occurred or be continuing under such Holder’s Note).

(15)                            PARTICIPATION.  The Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(16)                            VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note or the Other Notes.  No consideration shall be offered or paid to any holder of Notes to amend or consent to a waiver or modification of the Notes unless the same consideration also is offered to all of the holders of Notes.

(17)                            TRANSFER.  This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder, in whole or in part, without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement, and provided further that no such sale, assignment or transfer of this Note shall be in an amount less than the lesser of (a) $500,000 and (b) the Principal amount outstanding under this Note.

(18)                            REISSUANCE OF THIS NOTE.

(a)                                  Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 18(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 18(d)) to the Holder representing the outstanding Principal not being transferred.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, (i) by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note and (ii) it will be bound by the appointment of the Collateral Agent (as defined in the Securities Purchase Agreement) and collateral agency provisions regarding such appointment as set forth in Section 4(p) of the Securities Purchase Agreement.

(b)                                 Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal.

(c)                                  Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 18(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)                                 Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 18(a) or Section 18(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges, if any, on the Principal and Interest of this Note from the Issuance Date.

(19)                            REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(20)                            PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, financial advisory fees and attorneys’ fees and disbursements.

(21)                            CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(22)                            FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(23)                            DISPUTE RESOLUTION.  In the case of a dispute as to the determination of (a) the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or (b) the arithmetic calculation of the Conversion Rate, the Conversion Price or any Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate, the Conversion Price or any Redemption Price to the Company’s independent, outside accountant.  The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(24)                            NOTICES; PAYMENTS.

(a)                                  Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)                                 Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.  Any amount of Principal or other amounts due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of fifteen percent (15.0%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(25)                            CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(26)                            WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(27)                            GOVERNING LAW; JURISDICTION; JURY TRIAL.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address it set forth on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.  THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(28)                            SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(29)                            CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)                                  “Affiliate” of any Person means any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.

(b)                                 “Approved Stock Plan” means any employee benefit plan or agreement which has been or hereafter is approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any consultant, employee, officer or director for services provided to the Company.

(c)                                  “Bloomberg” means Bloomberg Financial Markets.

(d)                                 “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e)                                  “Change of Control” means any Fundamental Transaction other than (A) any consolidation, merger, reorganization, recapitalization or reclassification of the Common Stock, in which holders of the Company’s voting power immediately prior to such consolidation, merger, reorganization, recapitalization or reclassification continue after such consolidation, merger, reorganization, recapitalization or reclassification to hold securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(f)                                    “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(g)                           “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement which corresponds to the date this Note and the Other Notes were initially issued pursuant to the terms of the Securities Purchase Agreement.

(h)                                 “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 7(a)(i) and 7(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Notes.

(i)                               “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(j)                               “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(k)                            “Defeasance Amount” means the portion of the outstanding Principal amount of this Note equal to, initially zero (0) and upon each Letter of Credit Event Date, shall be increased to the sum of (i) the Holder’s Pro Rata Portion of the cash amount in the Collateral Account and (ii) Holder Letter of Credit Amount then outstanding.

(l)                               “Defeasance Event” shall be deemed to have occurred when the sum of (i) the cash amount in the Collateral Account, (ii) the aggregate Letters of Credit Amount of the Letters of Credit then outstanding and (iii) any Draw Down Amounts under the Letters of Credit is greater than or equal to the lesser of (A) the aggregate outstanding amounts due and owing under all Notes and (B) thirty two million dollars ($32,000,000).

(m)                         “Eligible Market” means the Principal Market, the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

(n)                                 “Equity Conditions” means that each of the following conditions is satisfied:  (i) on each day during the period beginning three (3) months prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), either (x) the Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) or (y) all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction or limitation, including without the requirement to be subject to Rule 144(c)(1), and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (iii) during the one (1) year period ending on and including the date immediately preceding the applicable date of determination, the Company shall have delivered shares of Common Stock upon conversion of the Notes to the holders on a timely basis as set forth in Section 3(c)(ii) hereof (and analogous provisions under the Other Notes); (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating (A) Section 3(d)(i) hereof, (B) Section 3(d)(ii) and (C) the rules or regulations of the Principal Market or any applicable Eligible Market; (v) during the one (1) year period ending on and including the date immediately preceding the applicable date of determination the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document; (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated, or (B) an Event of Default or (C) an event that with the passage of time or giving of notice would constitute an Event of Default; (vii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any shares of Common Stock issuable upon conversion of the Notes not to be eligible for sale pursuant to Rule 144 without restriction or limitation, including without the requirement to be subject to Rule 144(c)(1), and without the need for registration under any applicable federal or state securities laws; and (viii) the Company otherwise shall have been in compliance with and shall not have breached any material provision, covenant, representation or warranty of any Transaction Document.

(o)                           “Equity Conditions Failure” means that (i) on any day during the period commencing ten (10) Trading Days prior to the applicable Mandatory Conversion Notice Date through the applicable Mandatory Conversion Date or (ii) on any day during the period commencing ten (10) Trading Days prior to the applicable Interest Notice Date through the applicable Interest Date, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(p)                                 “Excluded Securities” means any Common Stock issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion of the Notes; (iii) as Make-Whole Premium Shares, (iv) in connection with any stock split, stock dividend, recapitalization or similar transaction by the Company for which adjustment is made pursuant to Section 7(b); (v) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds to the Company in excess of $25,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”), (vi) upon exercise of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date in a manner adverse to the Holder and (vii) in connection with mergers, acquisitions, strategic business partnerships, joint ventures, collaborations or similar transactions, in each case with non-affiliated third parties and otherwise on an arm’s-length basis, the primary purpose of which is not to raise equity capital, provided that such issuance is made at a price equal to or greater than the arithmetic average of the Weighted Average Price of the Common Stock for the five (5) consecutive Trading Days immediately prior to the date of such issuance.

(q)                                 “FIRPTA Cap” means, with respect to any Holder, the percentage indicated on the Holder’s Conversion Notice, which shall be such Holder’s reasonable estimate of the maximum number of shares of Common Stock that such Holder may hold without being subject to tax under the Foreign Investment in Real Property Tax Act of 1980.

(r)                              “Fundamental Transaction” means that (i) the Company shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (C) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (D) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (E) reorganize, recapitalize or reclassify its Common Stock or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Voting Stock of the Company.

(s)                                  “GAAP” means United States generally accepted accounting principles, consistently applied.

(t)                                    “Holder Pro Rata Amount” means a fraction (i) the numerator of which is the Original Principal Amount of this Note on the Issuance Date and (ii) the denominator of which is the aggregate original principal amount of all Notes issued to the initial purchasers pursuant to the Securities Purchase Agreement on the Issuance Date.

(u)                           “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business and not outstanding for more than 120 days after the date such payable was created), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in accordance with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(v)                           “Interest Rate” means, (i) with respect to the Non-Defeasance Amount, 5.875% per annum and (ii) with respect to the Defeasance Amount, the greater of (A) 1.0% per annum and (B) the applicable rate or rates of interest being earned under the Collateral Account and Letter of Credit, as applicable, corresponding to the Defeasance Amount, each subject to adjustment as set forth in Section 2 hereof.

(w)                               “Non-Defeasance Amount” means the portion of the Principal amount of this Note equal to the Principal amount outstanding under this Note less the Defeasance Amount.

(x)                                   “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(y)                           “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person.

(z)                             “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment (as defined in the Security Documents) acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (v) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) and (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) Liens securing the Permitted Secured Indebtedness, (vii) Liens securing the Company’s obligations under the Notes; (viii) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (x) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(viii) and (xi) Liens securing any asset of the Company that is not Collateral.

(aa)                            “Permitted Secured Indebtedness” means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto), payable by the Company and/or its Subsidiaries under or in connection with (i) the Loan Agreement between the Company, Wells Fargo Bank, National Association, and each of the financial institutions signatory thereto, entered into on November 15, 2007 unless and until the mortgage on the Central Resort described on column (1)(A) of Schedule I hereto has been obtained and (ii) any future project or construction financing for the Central Resort described on column (1)(A) of Schedule I hereto.

(bb)                    “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(cc)                      “Principal Market” means The New York Stock Exchange, Inc.

(dd)                    “Redemption Notices” means, collectively, any Event of Default Redemption Notices, any Change of Control Redemption Notices, and Holder Optional Redemption Notices, each of the foregoing, individually, a Redemption Notice.

(ee)                      “Redemption Premium” means (i) in the case of the Events of Default described in Section 4(a)(i) - (vi) and (ix) - (xix), 115% or (ii) in the case of the Events of Default described in Section 4(a)(vii) - (viii), 100%.

(ff)                          “Redemption Prices” means, collectively, the Event of Default Redemption Price, Change of Control Redemption Price and the Holder Optional Redemption Price, each of the foregoing, individually, a Redemption Price.

(gg)                    “Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes.

(hh)                    “Required Holders” means the holders of Notes representing at least sixty percent (60%) of the aggregate principal amount of the Notes then outstanding.

(ii)                            “SEC” means the United States Securities and Exchange Commission.

(jj)                            “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes.

(kk)                      “Subscription Date” means July 27, 2008.

(ll)                            “Subsidiary” means any entity in which the Company, directly or indirectly, owns more than 50% of the capital stock or equity or similar interest.

(mm)                “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made.

(nn)                    “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(oo)                    “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(pp)                    “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(30)                      DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information, relating to the Company or its Subsidiaries, the Company shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

MAUI LAND & PINEAPPLE COMPANY, INC.

By:
Robert I. Webber
Chief Operating Officer, Chief Financial
Officer, and Executive Vice President

By:
Adele H. Sumida
Controller and Secretary

EXHIBIT I

MAUI LAND & PINEAPPLE COMPANY, INC.
CONVERSION NOTICE

Reference is made to the Senior Secured Convertible Note (the “Note”) issued to the undersigned by Maui Land & Pineapple Company, Inc. (the “Company”).  In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.001 per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

FIRPTA Cap:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs BNY Mellon Shareowner Services LLC to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated July 28, 2008 from the Company and acknowledged and agreed to by BNY Mellon Shareowner Services LLC.

MAUI LAND & PINEAPPLE COMPANY, INC.

By:
Name:
Title:

SCHEDULE I
COLLATERAL; COLLATERAL PERCENTAGE

Column (1)(A) Real Property Collateral	Column (1)(B) Operating Collateral	Column (2) Collateral Percentage

Headquarters Kahului parcel: An approximately 25.139 acre property, the Tax Map Key Number of which is (2) 3-7-2-1.		30%
The approximately one acre parcel (Lot 1B) upon which the Company’s corporate offices are located.

Central Resort:		0%
An approximately 45.674 acre parcel which is the site of a planned residential condominium and commercial development.

Hali’imaile property:		35%
Consists of two parcels, both unencumbered. The Tax Map Key Numbers are 2-5-3-18 (approximately 6.1 acres) and (2) 2-5-3-5 (79.79 acres).

Bay Club (aka Merriman’s Restaurant):		35%

The first parcel (approximately 2.461 acres) is the site of a restaurant, which is Lot A-1-A, Kapalua Development (Large Lot) Subdivision, the full legal description of which is attached. The Tax Map Key Number for this lot is (2) 4-2-4-25.

The second parcel (approximately 0.71 acres) is for parking. The legal description of the second parcel is “Lot 11 of File Plan 2250”, the Tax Map Key Number of which is (2) 4-2-6-11.

	Kapalua Bay Holdings LLC (a Delaware limited liability company)	10%

	W2005 Kapalua/Gengate Hotel Holdings, LLC	50%